UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 11, 2018

(Exact name of registrant as specified in its charter)

Delaware	001-35720	45-3052669
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Koch Road, Suite K, Corte Madera, California 94925

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 924-1005

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 7.01. Regulation FD Disclosure

On June 12, 2018, RH (the “Company”) issued a press release announcing its intention to offer $300 million aggregate principal amount of convertible senior notes due 2023. The full text of the press release is furnished hereto as Exhibit 99.1.

As discussed in the attached press release, in connection with the offering of the notes, the Company expects to enter into convertible note hedge and warrant transactions with one or more financial institutions, which may include the initial purchasers or their affiliates (the “hedge counterparties”).

The Company has been advised that, in connection with establishing their initial hedge positions with respect to the convertible note hedge and warrant transactions, the hedge counterparties and/or their affiliates may purchase shares of the Company’s common stock or enter into various derivative transactions with respect to the Company’s common stock concurrently with, or shortly after, the pricing of the notes, including with certain investors in the notes. These hedging activities could increase (or reduce the size of any decrease in) the market price of the Company’s common stock or the notes.

In addition, the hedge counterparties and/or their affiliates may modify any hedge positions (and are likely to do so during the conversion period related to any conversion of notes or following any repurchase of notes by the Company on any fundamental repurchase date or otherwise) by entering into or unwinding various derivatives with respect to the Company’s common stock or purchasing or selling common stock or other securities of the Company in secondary market transactions following the pricing of the notes and prior to the maturity of the notes. These activities could also cause or avoid an increase or a decrease in the market price of the Company’s common stock or the notes, which could affect a noteholder’s ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of the notes, it could affect the amount and value of the consideration that a noteholder will receive upon conversion of the notes.

On June 11, 2018, the Company furnished with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K (the “Original 8-K”) to report that the Company released its financial results for the first quarter ended May 5, 2018 by posting its first quarter 2018 shareholder letter on its website and furnished a copy of the shareholder letter as Exhibit 99.1 thereto. The copy of the shareholder letter furnished with the SEC on the Original 8-K included a typographical error. Specifically, the fifth bullet under the section “Raising Fiscal 2018 Guidance, Providing Second Quarter Guidance and Updating Long-Term Financial Targets” stated: “Adjusted diluted earnings per share in the range of $6.32 - $6.85 based on a fully diluted share count of 26.5 million shares.” The correct version of such bullet was included in the shareholder letter posted on the Company’s website, which reads: “Adjusted diluted earnings per share in the range of $6.34 - $6.83 based on a fully diluted share count of 26.5 million shares.” Except for correction of this typographical error, this Current Report on Form 8-K does not update, modify, or amend any disclosures set forth in the Original 8-K.

The information furnished with this report, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	RH Exploring Potential $300 Million Convertible Notes Offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RH

Dated: June 12, 2018	By:	/s/ Karen Boone
Karen Boone
President, Chief Financial and Administrative Officer